EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements: Form S-4 No. 333-121614 of Whiting Petroleum Corporation; Form S-3 No. 333-183729 of Whiting Petroleum Corporation; and Forms S-8 Nos. 333-111056, 333-190197 and 333-200793 of Whiting Petroleum Corporation; of our report dated February 27, 2014 with respect to the consolidated financial statements of Kodiak Oil & Gas Corp. as of December 31, 2013 and 2012 and each of the three years in the period ended December 31, 2013, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Denver, Colorado

February 19, 2015